Exhibit 3.1

Ed Murray Wyoming Secretary of State 2020 Carey Avenue, Suite 700 Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: Business(@wvo.qov	Ed Murray, WY Secretary of State FILED: 03/06/2017 02:26 PM Original ID: 2016-000734483 Amendment ID: 2017-002028426

Profit Corporation

Articles of Amendment

1.       Corporation name:

Trans-Pacific Aerospace Company, Inc.

2.       Article number(s) V is amended as follows:

Article V is amended to include a new Section C therein pursuant to which the Corporation establishes and designates its Series C Preferred Stock as set forth in the attached Exhibit A.

3.       If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on	12/26/2016
(Date — mm/dd/yyyy)

1

5.        pproval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☐	Shares were not issued and the board of directors or incorporators have adopted the amendment.
OR
☑	Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.
OR
☐	Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

2

EXHIBIT A
TO
ARTICLES OF AMENDMENT FOR
CERTIFICATE OF DESIGNATION
ESTABLISHING SERIES C PREFERRED STOCK OF
TRANS-PACIFIC AEROSPACE, INC.
A Wyoming Corporation

William McKay certifies that he is the President of Trans-Pacific Aerospace Company, Inc., a Wyoming corporation (hereinafter referred to as the “Corporation”), that pursuant to the Corporation's Articles of Incorporation, as amended, and Sections 17-16-602 and 17-16-1005 of the Wyoming Business Corporation Act (“WBCA”), the board of directors of the Corporation duly adopted the following Articles of Amendment (the “Amendment”) to the Articles of Incorporation without the necessity of stockholder action.

C.       Series C Preferred Stock

1.       Number of Shares and Designation. This series of Preferred Stock shall be designated as “Series C Preferred Stock.” The authorized number of shares of Series C Preferred Stock shall be one-hundred thousand (100,000) shares. Each Series C Preferred Stock shall have a par value of $0.001 and the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in this Amendment. Capitalized terms not defined herein shall have the meaning as set forth in Section 2 below

2.       Definitions. In addition to the terms defined elsewhere herein, the following terms have the meanings indicated:

2.1. “Board” shall mean the Board of Directors of the Corporation.

2.2. “Corporation” shall mean Trans-Pacific Aerospace Company, Inc., a Wyoming corporation.

2.3. “Holder“ shall mean a holder of Series C Preferred Stock.

2.4. “Issuance Date” means, with respect to each Series C Preferred Stock, the date of issuance of the applicable Series C Preferred Stock,

2.5. “Junior Security” shall mean any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series C Preferred Stock.

2.6. “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

2.7. “Redemption Price” shall mean (i) 125% of the Stated Value for the period beginning on the 6-month anniversary of the Issuance Date and ending 1-dayprior to the 12-month anniversary of the Issuance Date; (ii) 150% of the Stated Value for the period beginning on the 12-month anniversary of the Issuance Date and ending 1-day prior to the 18-month anniversary of the Issuance Date and (iii) 200% of the Stated Value for the period beginning on the 18-month anniversary of the Issuance Date and any date thereafter.

3

2.8. “Senior Security” shall mean any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series C Preferred Stock.

2.9. “Stated Value” shall mean $500.00.

3.       Voting Rights. Holders of Series C Preferred Stock shall have no voting rights, except as required by law, including but not limited to the WBCA, and as expressly provided in this Amendment.

4.       Dividend Preference. None.

5.       Liquidation Preference. None.

6.       Conversion Rights. The Holders of the Series C Preferred Stock shall not have any conversion rights.

7.       Redemption at the Option of the Holder.

7.1. Notice of Redemption. In addition to all other rights of the holders of Series C Preferred Stock contained herein, on or after the sixth (6th) month anniversary of an Issuance Date, each holder of Series C Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's Series C Preferred Stock at a price per Series C Preferred Stock equal to the Redemption Price by delivering written notice thereof via email or facsimile and overnight courier (“Notice of Redemption”) to the Corporation, which Notice of Redemption shall indicate (i) the number of shares of Series C Preferred Stock that such holder is electing to redeem and (ii) the Redemption Price. Concurrently with any Notice of Redemption, the Holder shall promptly submit to the Corporation's designated transfer agent (the “Transfer Agent”) such holder's original certificates representing the Series C Preferred Stock being redeemed (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) which such holder has elected to have redeemed.

7.2. Payment of Redemption Price. The Corporation shall deliver the applicable Redemption Price to such Holder within five (5) business days after the Corporation's receipt of a Notice of Redemption; provided, that a holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent. If the Corporation is unable to redeem all of the Series C Preferred Stock submitted for redemption, the Corporation shall redeem a pro rata amount from each holder of Series C Preferred Stock based on the number of shares of Series C Preferred Stock submitted for redemption by such holder relative to the total number of shares of Series C Preferred Stock submitted for redemption by all holders of Series C Preferred Stock. In the event of a redemption pursuant to this Section 7 of less than all of the Series C Preferred Stock represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series C Preferred Stock a certificate representing the remaining shares of Series C Preferred Stock which have not been redeemed.

4

8.       Vote to Change the Terms of Series C Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series C Preferred Stock, shall be required for any change to this Amendment or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

9.       No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

10.     Notices. Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series C Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

11.     No Preemptive Rights. Holders of Series C Preferred Stock shall have no preemptive rights.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment for the Series C Preferred Stock to be executed this 27th day of February, 2017.

/s/ William McKay
President

5